                                                                   EXHIBIT 12(b)

              BALTIMORE GAS AND ELECTRIC COMPANY AND SUBSIDIARIES

 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND COMPUTATION OF RATIO OF
    EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED AND PREFERENCE DIVIDEND
                                  REQUIREMENTS

                                                 12 Months Ended
                                   --------------------------------------------
                                   December December December December December
                                     2000     1999     1998     1997     1996
                                   -------- -------- -------- -------- --------
                                             (In Millions of Dollars)
Income from Continuing Operations
 (Before Extraordinary Loss)...... $ 143.5  $ 328.4  $ 327.7  $ 282.8  $ 310.8
Taxes on Income...................    94.2    182.0    181.3    161.5    169.2
                                   -------  -------  -------  -------  -------
Adjusted Income................... $ 237.7  $ 510.4  $ 509.0  $ 444.3  $ 480.0
                                   -------  -------  -------  -------  -------
Fixed Charges:
 Interest and Amortization of Debt
  Discount and Expense and Premium
  on all Indebtedness............. $ 186.8  $ 206.4  $ 255.3  $ 234.2  $ 203.9
 Capitalized Interest.............     --       0.4      3.6      8.4     15.7
 Interest Factor in Rentals.......     0.9      1.0      1.9      1.9      1.5
                                   -------  -------  -------  -------  -------
 Total Fixed Charges.............. $ 187.7  $ 207.8  $ 260.8  $ 244.5  $ 221.5
                                   -------  -------  -------  -------  -------
Preferred and Preference
 Dividend Requirements:(1)
 Preferred and Preference
  Dividends....................... $  13.2  $  13.5  $  21.8  $  28.7  $  38.5
 Income Tax Required..............     8.7      7.5     12.0     16.4     20.9
                                   -------  -------  -------  -------  -------
 Total Preferred and Preference
  Dividend Requirements........... $  21.9  $  21.0  $  33.8  $  45.1  $  59.4
                                   -------  -------  -------  -------  -------
Total Fixed Charges and Preferred
 and
 Preference Dividend
 Requirements..................... $ 209.6  $ 228.8  $ 294.6  $ 289.6  $ 280.5
                                   =======  =======  =======  =======  =======
Earnings(2)....................... $ 425.4  $ 717.8  $ 766.2  $ 680.4  $ 685.4
                                   =======  =======  =======  =======  =======
Ratio of Earnings to Fixed
 Charges..........................    2.27     3.45     2.94     2.78     3.10
Ratio of Earnings to Combined
 Fixed Charges and Preferred and
 Preference Dividend
 Requirements.....................    2.03     3.14     2.60     2.35     2.44

(1) Preferred and preference dividend requirements consist of an amount equal to the pre-tax earnings that would be required to meet dividend requirements on preferred stock and preference stock.

(2) Earnings are deemed to consist of income from continuing operations (before extraordinary loss) that includes earnings of BGE's consolidated subsidiaries, income taxes (including deferred income taxes and investment tax credit adjustments), and fixed charges other than capitalized interest.

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